Exhibit 5.1

Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954
telephone: +1-212-455-2000 facsimile: +1-212-455-2502
Direct Dial Number	E-mail Address

August 1, 2019

Repay Holdings Corporation

3 West Paces Ferry Road, Suite 200

Atlanta, Georgia 30305

Ladies and Gentlemen:

We have acted as counsel to Repay Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the possible sale by certain stockholders of the Company identified in the Registration Statement (the “Selling Stockholders”) of an aggregate of up to 19,615,000 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) in connection with the offering described in the Registration Statement).

We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Repay Holdings Corporation	- 2-	August 1, 2019

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

The Company was formed as Thunder Bridge Acquisition, Ltd., a Cayman Islands exempted company (“Thunder Bridge”), which, on July 11, 2019, domesticated into a Delaware corporation and consummated the merger of its wholly-owned subsidiary with and into Hawk Parent Holdings LLC, a Delaware limited liability company (“Repay”), pursuant to a Second Amended and Restated Agreement and Plan of Merger dated effective as of January 21, 2019 (as amended or supplemented from time to time, the “Merger Agreement”) among Thunder Bridge, Repay and certain other parties thereto (the domestication, the merger and the other transactions contemplated by the Merger Agreement, collectively, the “Business Combination”). In connection with the closing of the Business Combination, Thunder Bridge changed its name to Repay Holdings Corporation; Class A ordinary shares and Class B ordinary shares of Thunder Bridge issued and outstanding immediately prior to such closing converted into Class A Common Stock; and warrants of Thunder Bridge that were previously exercisable for Class A ordinary shares converted into warrants exercisable for same number of Class A Common Stock. As such, in rendering the opinions set forth herein, we have assumed that immediately prior to the Business Combination, (i) 17,615,000 Class A ordinary shares of Thunder Bridge that were held by the Selling Stockholders had been validly issued and were fully paid and nonassessable, and (ii) 2,000,000 Class A ordinary shares that were issuable upon the exercise of 8,000,000 warrants of Thunder Bridge would have been, when issued upon exercise of, and upon payment and delivery in accordance with, such warrants, validly issued, fully paid and nonassessable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, of the Shares, (i) 17,615,000 shares of Class A Common Stock held by the Selling Stockholders have been validly issued and are fully paid and nonassessable and (ii) 2,000,000 shares of Class A Common Stock that are issuable upon the exercise of 8,000,000 private warrants (the “Warrants”) held by certain Selling Stockholders as described in the Registration Statement, when such shares are issued upon exercise of, and upon payment and delivery in accordance with, the Warrants, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP